The following information, beginning on March 30, 2000, will be displayed on a kiosk at one of NU's lobbies:



                                  Con Edison/NU

                               ENDLESS POSSIBILITIES


                                 Con Edison/NU

Together, Con Edison and NU will serve over 5 million electric customers, 1.4 million gas customers and 2,000 steam customers.

Our CUSTOMERS, our commitment:

Serving a population of over 13 million from Pennsylvania to the Canadian border

Responding to growing energy and telecommunications needs

Locally, providing same reliable service through CL&P, WMECO, PSNH, Yankee
Gas

Increasing efficiency in operations and customer service


                          Con Edison/NU

"Once we merge with Con Edison, our shareholders can benefit from ownership in one of the strongest, most profitable energy companies in the U.S." - Mike Morris

The right time, the right move

                          SHAREHOLDERS

Con Edison values NU shares higher than current market value

Con Edison dividend in 1998: $2.12. 1999: $2.14. 2000: $2.18. Increasing
yearly for 26 years.

Adding a six-times larger natural gas distribution system to what NU acquired from Yankee Energy

Accelerating regulated and competitive business successes